UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

PART II - OTHER INFORMATION

Exhibit 11.  Computation of Net Income Per Common Share

-------------------------------------------------------------------------------
                                    (Dollars in Thousands Except Per Share Data)
-------------------------------------------------------------------------------
                                     Weighted Average
Three-Month Periods Ended            Number of Shares      Net      Earnings Per
March 31,                               Outstanding       Income    Common Share
-------------------------------------------------------------------------------
1997                                     10,727,712      $  7,403      $  0.69
1996                                     10,829,448         8,755         0.81
-------------------------------------------------------------------------------





Computation of weighted average number of common and common equivalent shares:




-------------------------------------------------------------------------------
Three-Month Periods Ended March 31,                      1997           1996
-------------------------------------------------------------------------------
Common shares outstanding beginning of the period 10,727,712 10,829,461 Weighted average of the common
shares purchased and retired or reissued                      --           (13)
-------------------------------------------------------------------------------
Weighted average number of common shares              10,727,712     10,829,448
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                       11